Exhibit 10.30

                   THE TRAVELERS SEVERANCE PLAN
                           FOR OFFICERS
            As Amended and Restated September 23, 1993
            ------------------------------------------

Section I - Definitions
- -----------------------


     The following words and phrases shall have the meaning stated below:

     1. "Company" means The Travelers Corporation and its affiliates as set forth in Appendix A.

     2. "Committee" means the Employee Benefits Committee established pursuant to the provisions of the Pension
          Plan.

     3. "Continuous Service" means the period of employment of an Employee as determined by the Company. Salaried Service with a member of The Travelers controlled group shall be taken into account in determining Continuous Service.

     4. "Employee" means any officer employee or manager with a Company pay code of 30, 31 or 32 who is regularly employed on a full-time salaried basis and who is on a U.S. dollar payroll of a participating Company. Eligibility for benefits under this plan disqualify the employee from benefits under The Travelers Severance Plan (Non-Officer).

     5.   "Group Benefit Plan" means The Travelers Group
          Insurance and Health Benefit Plan.

     6. "Plan" means The Travelers Severance Plan for officers as set forth herein, or in any amendment hereto.

     7.   "Pension Plan" means the Pension Plan for Salaried
          Employees of The Travelers Corporation and Certain of its Subsidiaries.

     8. "Salary" means the basic salary of the Employee immediately preceding the Severance Date, as determined by the Company in accordance with its rules and entered on its records, exclusive of bonus, overtime pay, or other additional remuneration in any form paid to the Employee.

     9.   "Savings Plan" means The Travelers Employee Stock
          Ownership and Investment Plan.

     10. "Severance Date" means the last date of active employment, or if later, the date for which the Employee was last paid Salary.

Section II - Purpose of Plan
- ----------------------------

     The Plan provides for the payment of severance benefits to eligible Employees of participating Companies in the event their employment is terminated involuntarily because of the elimination of a job or the closing of an operation.













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Section III - Effective Date
- ----------------------------

     The Plan became effective September 14, 1987. Benefits payable prior to April 1, 1988 are in accordance with the terms and conditions of those benefits as announced from time-to-time. For Severance Dates on or after April 1, 1988, the severance benefit shall be determined in accordance with the terms hereunder, except as previously announced.

Section IV - Eligibility for Severance Benefits
- -----------------------------------------------

     1.   General Eligibility
          -------------------

          An Employee of a participating Company whose employment is terminated involuntarily, either because of the elimination of a specific position or the closing of an operation of the Company, may be eligible for a severance benefit under the Plan. However, an Employee shall not be eligible for a benefit under the Plan if a participating Company or another company affiliated with The Travelers Corporation offers a substitute position which, at the sole discretion of the Company, is deemed commensurate with the Employee's former position, and the Employee does not accept that position.

     2.   Effect of Sale or Other Disposition of a Participating
          ------------------------------------------------------
          Company
          --------

          An Employee shall not be eligible for benefits under the Plan if there is a sale or other disposition of a participating employer Company (or an operating unit or division thereof), and the Employee continues such employment after the date of sale or other disposition. If the Employee's position is eliminated subsequent to the sale or other disposition, the Employee shall not be eligible for a severance benefit under the Plan.

Section V - Benefits
- --------------------

     1.   Amount of Severance Benefit
          ---------------------------

          An Employee who is determined eligible for benefits under the Plan shall be paid two weeks Salary for each year of Continuous Service completed with the Company, subject to a maximum of 52 weeks Salary for 26 or more years of Continuous Service. Weekly Salary shall be determined at the Salary rate in effect on the Severance Date.

     2.   Payment of Severance Benefit
          ----------------------------

          The severance benefit under the Plan shall be paid either in a lump sum, or in installments no less frequently than monthly, as elected by the Employee. A lump sum, or the first installment, shall be paid on the Severance Date, or as soon thereafter as is practicable, and certain employee benefits provided by the Company shall continue to the extent provided in a. and b. below. The severance benefit shall not be paid over a time period that exceeds the number of weeks for which it is paid.

















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     a.   Employee Benefit Continuation Upon Election of
          ----------------------------------------------
          Installment Payments
          --------------------

          If an Employee elects to have the severance benefit paid in installments, health and dental benefit coverage, but not life insurance coverage shall continue under the Group Benefit Plan during the installment payment period, unless the Employee elects to discontinue such coverage. The Company shall continue its contributions, and Employee contributions shall be offset against severance payments. The Employee shall be credited with Continuous Service under the Retirement Plan and the Savings Plan for the equivalent period for which severance payments are made. However, the Employee will not be allowed to make contributions under the Savings Plan, and the Company will not make Company contributions under that Plan on the Employee's behalf during such period. The severance payment and the period for which severance is deemed payable are not included in the calculation of Final Average Salary under the Pension Plan.

     b.   Employee Benefit Continuation Upon Election of Lump Sum
          -------------------------------------------------------

          If the Employee elects to have a severance benefit paid in a lump sum, the amount of the benefit shall be discounted at a 7% annual interest rate. Coverage under the Group Benefit Plan shall cease as of the Severance Date, unless the Employee is eligible for post-retirement coverage under the Group Benefit Plan, based on the employee's age and years of service. The Employee shall be credited with Continuous Service under the Pension Plan and the Savings Plan for the time period over which severance benefits would have been paid if installment payments had been elected.
          The severance payment is not included in the calculation of Final Average Salary under the Pension Plan.

     c.   Death of Employee
          -------------------

          In the event of the Employee's death, the right to payment of a severance benefit shall be determined by reference to the Employee's Severance Date. If the Employee is determined to be eligible for a severance benefit but dies prior to the Severance Date, neither the Employee nor the Employee's estate shall be entitled to benefits under this Plan. However, if the Employee dies after installment payments have begun,
          the Employee's estate    shall be paid the full amount
          of the remaining installments in a lump sum.

     d.   Return to Employment with Company
          ---------------------------------

          If the Employee is paid a severance benefit under the Plan and becomes reemployed by the Company or another participating Company before all of the installments are paid, the Employee shall not be entitled to the remaining installments. An Employee who elected a lump sum payment will be required as a condition of reemployment to return a pro rata portion of the payment based upon the number of remaining installments that would have been paid if a lump sum had not been elected.














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Section VI - Benefits Not Funded
- --------------------------------

     Except as provided in Section X, it is intended that benefits under the Plan shall be paid by the Company out of its general assets and that the Plan will be unfunded.

Section VII - Administration
- ----------------------------

     1. The Plan shall be administered by the Committee, which shall be the named fiduciary of the plan within the meaning of the Employee Retirement Income Security Act of 1974, in accordance with its terms and purposes.
          The Committee shall determine the amount and manner of payment of benefits due to or on behalf of each Employee from the Plan, and shall cause them to be paid by the Company accordingly.

     2. The decisions and actions of the Committee shall be final, conclusive, and binding on all parties affected thereby, and the Committee shall not be subject to individual liability with respect to the Plan.

     3. The Committee is authorized to delegate the daily management of the Plan.

     4. If a written request by an Employee for the payment of any benefits hereunder has been rejected by the Committee, the Committee shall within a reasonable period of time notify the Employee of such rejection in writing, setting forth the specific reasons for such rejection. Such written explanation shall be written in a manner calculated to be understood by the Employee.

     5. The Committee shall afford any Employee whose claim for benefits has been rejected a reasonable opportunity for review of such claim.

Section VIII - Amendment and Termination
- ----------------------------------------

     The Company intends to maintain the Plan as long as deemed necessary. However, the Company reserves the right to amend or terminate it at any time for whatever reasons deemed appropriate.

Section IX - Miscellaneous
- --------------------------

     1. Eligibility for benefits under the Plan shall not give any Employee the right to be retained in the employment of the Company or any right or interest in the Plan.

     2. No Employee shall have the right to assign, commute or encumber any benefits or payments herein provided. To the maximum extent permitted by law, the benefits or payments provided under the Plan shall not be liable to attachment, garnishment or other process, or to be seized, taken, appropriated or applied by any legal or equitable process, to pay any debt or liability of the Employee.




















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Section X - Special Benefits Continuation
- -----------------------------------------

     1.   Generally
          ---------

          Notwithstanding any other provision of the Plan to the contrary, this Section shall govern eligibility for and payment of benefits under the Plan from September 23, 1993 through December 31, 1995.

     2.   Definitions
          -----------

          For purposes of this Section, the following definition shall apply:

          "Cause" means:

     (i) Unlawful acts intended to result in the substantial personal enrichment of an Employee at Travelers expense.

     (ii) An Employee engages in a material violation of his or her responsibilities to Travelers that results in material injury to Travelers.

     (iii) Gross misconduct on the part of an Employee which is demonstrably detrimental to Travelers.

     3.   Amendment or Modification of Plan
          ---------------------------------

          Other than as necessary to implement the resolutions of the Board of Directors on September 23, 1993, from September 24, 1993 through December 31, 1995, the Plan shall not be amended, modified or adjusted in any manner that would reduce or adversely affect benefits provided under the Plan as in effect on September 23, 1993.

     4.   Benefits
          --------

     a.   Severance Benefit
          -----------------

          If on or after September 23, 1993 and before January 1, 1995 an Employee's employment is terminated without Cause, the Employee shall be paid a lump sum severance benefit equal to 200 percent of the basic severance benefit determined under Section V(1). If after December 31, 1994 and before January 1, 1996 an Employee's employment is terminated without Cause, the employee shall be paid a lump sum severance benefit equal to 100 percent of the basic severance benefit determined under Section V(1).

          Notwithstanding the other provisions of this Plan, (i) an Employee shall be treated as having been terminated by the Company without "Cause" if the Employee terminates his or employment within 30 days after any reduction in the Employee's Salary to which the Employee has not given written consent; and (ii) in order to determine the eligibility of an Employee for a severance benefit pursuant to this Section X, and the amount of such benefit, "Salary" shall mean the higher of such Employee's (x) basic salary, as in effect on September 23, 1993, and (y) any higher amount of basic salary paid to the Employee at any time after September 23, 1993.













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     b.   Group Benefit Plan, Retirement Plan, Savings Plan
          -------------------------------------------------

             The severance benefit determined under this Section X shall be treated for purposes of coverage under the Group Benefit Plan and for purposes of additional credit for
Continuous Service under the Retirement Plan and the Savings
Plan as having been paid over a period that is 200 percent and 100 percent, as the case may be, of the equivalent periods under the basic Severance Plan. Additional Continuous Service shall be credited to the Employee for the period for which the lump sum is deemed payable. However, the Employee will not be allowed to make contributions under the Savings Plan, and the
Company will not make Company contributions under that Plan    on
the Employee's behalf during such period. The severance payment and the period for which severance is deemed payable are not included in the calculation of Final Average Salary under the Retirement Plan. An Employee who becomes entitled to a severance benefit under this Section X shall become 100% vested in the Company Contributions Account under the Savings Plan and will have a 100% vested interest in the accrued benefit under the Retirement Plan.

     c. An Employee who becomes entitled to a severance benefit under this Section X shall not be entitled to a basic severance benefit under the Plan.

     5.   Amendments
          ----------

          Prior to September 23, 1993 and after December 31, 1995, this Section X shall be subject to amendment, suspension, modification or termination by the Company at any time, provided that no such amendment, suspension, modification or termination shall affect the rights under the Plan, including without limitation this Section X, of any Employee whose Severance Date occurs on or after September 23, 1993 and before January 1, 1996. Other than as necessary to implement the resolutions of the Board of Directors on September 23, 1993, from September 24, 1993 through December 31, 1995, the Plan shall not be amended, suspended, modified or terminated in a manner that would eliminate, reduce, or otherwise affect any Employee's rights hereunder, including the ability to earn future benefits from continuation of the Plan.

     6.   Enforcement of Rights
          ---------------------

          To the extent that amounts have been contributed to the Travelers Benefit Continuation Trust, any Employee (including a former Employee or beneficiary) may apply to the trustee of The Travelers Benefits Continuation Trust for assistance in enforcing any rights and pursuing any claim arising under this Section X provided, however, that any such Employee or beneficiary who applies for such assistance shall be subject and bound by any limitations and conditions that such trustee may impose.





















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          No Employee or beneficiary shall be required to notify
          or seek the assistance of such trustee as a condition for or prerequisite to any other action that might be taken by or on behalf of the Employee or beneficiary in order to enforce any rights or pursue any claims under the Plan, and the fees, expenses and costs that the Employee or beneficiary may incur in connection with such action shall not be the responsibility of The Travelers Corporation Benefits Continuation Trust or the trustee thereof.

     7.   Outplacement Services
          ---------------------

          An Employee who becomes entitled to benefits under this
          Section X on or after September 23, 1993 and before January 1, 1996 shall be eligible for full outplacement services, including individual counseling, resume preparation, and use of an office, telephone and secretarial support for the time period specified in the outplacement arrangement provided.

Section XI. - Certain Additional Payments by the Company.
- ---------------------------------------------------------

     (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section XI) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section XI(c), all determinations required to be made under this Section XI, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Coopers & Lybrand or such other certified public accounting firm as may be designated by the Employee (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for Travelers or Primerica Corporation, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section XI, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section XI(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

     (c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section XI(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section XI(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section XI(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section XI(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.



















































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                            APPENDIX A
                            ----------

          The Travelers Insurance Company
          The Travelers Indemnity Company
          The Phoenix Insurance Company
          The Charter Oak Fire Insurance Company
          The Travelers Indemnity Company of Rhode Island
          The Travelers Indemnity Company of Illinois
          The Travelers Insurance Company of Illinois
          The Travelers Life and Annuity Company
          The Travelers Investment Management Company
          Travelers Equities Sales, Inc.
          Center for Corporate Health, Inc.
          The Prospect Company
          Constitution Plaza, Inc.
          The Plaza Corporation
          Exsure, Inc.
          The Constitution State Insurance Company
          Constitution State Service Company
          Travelers/E.B.S., Inc.
          The Travelers Health Network, Inc.
          The Travelers Health Network of California, Inc. The Travelers Health Network of Illinois, Inc.
          The Travelers Health Network of Louisiana, Inc.
          The Travelers Health Network of New York, Inc.
          The Travelers Health Network CMP of Tennessee, Inc. The Travelers Health Network of Texas, Inc.